EXHIBIT 10.15
March 29, 2010
Mark Moreland
Craft Brewers Alliance, Inc.
929 North Russell Street
Portland, OR 97227
Dear Mark:
     The purpose of this letter is to set forth our understanding about your continued employment as the Chief Financial Officer and Treasurer of Craft Brewers Alliance, Inc. (the “Company”), effective April 1, 2010. This letter supersedes and replaces any prior offer letter or other agreement regarding your employment by the Company, including the employment letter dated March 12, 2009.
     Your employment is “at-will,” which means you or the Company may end the employment relationship at any time. Our mutual agreement regarding your salary, severance, and other benefits and obligations is set forth below.
Compensation and Benefits
     Your annual base salary will initially be $206,000 (before standard tax withholdings and other payroll deductions). Your base salary level will be reviewed annually for adjustment beginning January 1, 2011, by the Compensation Committee. In addition, you are entitled to participate in all of the Company’s employee benefit programs for which you are eligible, including long-term incentive awards approved by the Compensation Committee for executive officers from time to time.
     You will be eligible for a yearly bonus, such bonus to be approved by the Compensation Committee. All or a portion of such bonus may be conditioned upon achieving certain performance targets approved by the Compensation Committee or the Board of Directors.
Severance
     In the event that your employment with the Company is terminated by the Company for any reason other than “for cause” or by you due to “good reason,” the Company will provide you with severance benefits for a period of time (the “Severance Period”) as follows:
     (1) For a termination effective after December 31, 2009, and before January 1, 2011, severance will be payable in accordance with the Company’s normal payroll schedule based on your monthly base salary rate in effect at the date of termination for a Severance Period commencing on the day following termination and extending for a number of months equal to the number of full years of service you have accrued with the Company as of December 31, 2009 (including service with Widmer Brothers Brewing Company and Craft Brands Alliance LLC prior to July 1, 2008); provided that in no event shall the Severance Period be less than six months or more than 24 months; and
     (2) For a termination effective on or after January 1, 2011, severance will be payable based on your weekly base salary rate in effect at the date of termination. Commencing on the day following termination, two weeks’ severance will be payable in accordance with the Company’s normal payroll schedule for each full year of service with the Company (including service with Widmer Brothers Brewing Company and Craft Brands Alliance LLC prior to July 1, 2008); provided that in no event shall the Severance Period be less than six months or more than 12 months.
     In addition, the Company will promptly (in no event later than March 15 of the calendar year after the year in which your employment terminated) make a cash payment to you in an amount equal to 100% of your unused Paid Time Off (“PTO”) hours accrued through the date of termination in accordance with the provisions of the Company’s PTO Plan then in effect.
     If you become entitled to severance benefits under this agreement, the Company will also continue to provide you, for the Severance Period or 18 months, whichever is less, the same health benefits as were being provided to you at the time of termination; provided, however, that such benefits shall terminate in the event you find new employment with comparable health coverage.
     For purposes of this letter, “for cause” means that you have engaged in conduct which has substantially and adversely impaired the interests of the Company, or would be likely to do so if you were to remain employed by the Company; you have engaged in fraud, dishonesty or self-dealing relating to or arising out of your employment with the Company; you have violated any criminal law relating to your employment or to the Company; you have engaged in conduct which constitutes a material violation of a significant Company policy or the Company’s Code of Ethics, including, without limitation, violation of policies relating to discrimination, harassment, use of drugs and alcohol and workplace violence; or you have repeatedly refused to obey lawful directions of the Company’s Board of Directors.
     For purposes of this letter, “good reason” means the occurrence of one or more of the following events without your consent: (a) a material reduction in your authority, duties, or responsibilities as the Company’s Chief Financial Officer and Treasurer; (b) a material reduction in the authority, duties, or responsibilities of the person or persons to whom you report (including, if applicable, a requirement that you report to a Company officer or employee instead of reporting directly to the Company’s Board of Directors); or (c) a relocation of your principal office to a location that is more than 100 miles from Portland, Oregon; provided, however, that “good reason” shall only be deemed to have occurred if: (i) within 90 days after the initial existence of the circumstances constituting “good reason,” you provide the Company with a written notice describing such circumstances, (ii) the Company fails to cure the circumstances within 30 days after the Company receives your notice, and (iii) you terminate your employment with the Company and all the members of the Company’s controlled group within 90 days of the date of your notice.
     For purposes of this letter, a termination of your employment will be deemed to occur only when or if there has been a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1(h).
     If, during the Severance Period, you become employed or associated with a brewing or other company that the Company determines, in its reasonable discretion, is a competitor of the Company or the portion of Anheuser-Busch, Inc.’s business relating to alcoholic beverages, your severance payments and benefits under this letter agreement will terminate as of the effective date of such employment or association.
     The total amount of severance payments and other benefits (except benefits described in Treasury Regulation Sections 1.409A-1(a)(5) or 1.409A-(b)(9)(v)) provided to you pursuant to this letter agreement shall not exceed two times the lesser of (i) the sum of your annualized compensation based upon your annual salary in the year preceding the year in which your employment is terminated (adjusted for any increase during that year that was expected to continue indefinitely if your employment had not terminated) or (ii) the applicable dollar limit under Section 401(a)(17) of the Internal Revenue Code for the calendar year in which your employment is terminated.
     The severance payments and other benefits under this letter are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code by reason of all payments under this agreement being either “short-term deferrals” within the meaning of Treasury Regulation Section 1.409A-1(b)(4) or separation pay due to involuntary separation from service under Treasury Regulation Section 1.409A-1(b)(9)(iii). All provisions of this letter shall be interpreted in a manner consistent with preserving these exemptions.
     The Company will require you to execute an appropriate general release of claims that you may have relating to your employment at the Company and termination of your employment as a condition to your receipt of severance payments or other benefits other than those required by law or provided to employees generally. If such general release of claims is not executed within 30 days following the date your employment with the Company is terminated, all severance payments and other benefits payable after such 30-day period will be forfeited, and you agree to repay any severance payments, and the value of any other benefits, paid to you during such period.
Code of Conduct
     By your signature below, you agree to comply with the Company’s Code of Conduct and Ethics as in effect from time to time, and to be subject to the Company’s policies and procedures in effect from time to time for senior executives of the Company.

     We appreciate your continued efforts on behalf of the Company, and look forward to having you as a member of our team for years to come.
     Sincerely,
/s/ Terry E. Michaelson
     Terry E. Michaelson
     Chief Executive Officer
Acknowledged and Agreed:

/s/ Mark D. Moreland
Mark D. Moreland
Date: March 29, 2010